EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 18, 2013, relating to the financial statements and financial highlights which appear in the August 31, 2013 Annual Report to Shareholders of Delaware Tax-Free USA Fund and Delaware Tax-Free USA Intermediate Fund (constituting Delaware Group® Tax-Free Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 23, 2013

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, PA 19103-7042 T: (267) 330 3000 F: (267) 330 3300, www.pwc.com/us